For Immediate Release
July 5, 2005


                HARVEY ELECTRONICS, INC. ANNOUNCES GRAND OPENING

                OF NEW RETAIL SHOWROOM IN BRIDGEWATER, NEW JERSEY
                -------------------------------------------------

Lyndhurst, NJ, July 5, 2005 -- Harvey Electronics, Inc. ("Harvey Electronics", "Harvey" or the "Company". NASDAQ SmallCap Market symbol: "HRVE") announces the grand opening of its newest home video, audio and electronics showroom, in Bridgewater, New Jersey. The opening marks Harvey's ninth retail showroom location in the tri-state area.

"Like our other retail locations, the Bridgewater showroom will present the pinnacle of world class audio, video and home theatre components, many that are not available anywhere else," said Franklin Karp, Chief Executive Officer and President of Harvey Electronics. "The Harvey experience makes visitors feel right at home, while they audition components in an elegant, yet relaxed, atmosphere."

The 4,500 square foot showroom, located within the Bridgewater Towne Centre on Route 202 South, joins Harvey's retail showroom line-up, including locations in Greenwich, Connecticut; Paramus and Eatontown, New Jersey; Greenvale, Long Island; Mount Kisco, New York; and three locations in Manhattan.

The grand opening was officially kicked off earlier this week at a store-side ribbon cutting ceremony hosted by Bridgewater Mayor, Patricia Flannery. Harvey plans a month-long celebration to commemorate the Bridgewater opening, highlighted by store specials, chain-wide sales events and additional grand opening events throughout July.

Mr. Karp concluded, "The proliferation of new construction and home remodeling in the area makes Bridgewater an ideal location for our newest Harvey showroom, which will also showcase our state-of-the-art home theater capabilities, as well as Harvey's professional custom installation services. Our mission is to bring the `extraordinary' to Bridgewater."

Harvey Electronics is a specialty retailer and custom installer of the world's finest audio, video and home theatre components. Audio Video International, a leading industry trade publication, has named Harvey Electronics a national "Top Ten Retailer of the Year", six years in a row. For more information and showroom locations, visit the Company's website at www.harveyonline.com.

From time to time, information provided by the Company, statements made by its employees or information, included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward-looking statements" and not historical facts. Forward-looking statements can be identified by the use of words such as "believe", "expect", "intend", "anticipate", "in my opinion", and similar words or variations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed in the Company's Prospectus dated March 31, 1998 and from time to time in the Company's Securities and Exchange Commission reports including its Form 10-K and Forms 10-Q.






CONTACTS:
o        Michael E. Recca,
         Chairman of the Board
         Tel. (212) 709-1907, Fax: (212) 709-1952
         Email: mer@skycapitalholdings.com
o        Franklin C. Karp, CEO/President,
         E-mail: fkarp@harveyonline.com or
                 ----------------------
         Joseph J. Calabrese, Executive Vice President & CFO
         E-mail: jcalabrese@harveyonline.com
         Harvey Electronics, Inc.
         Tel. (201) 842-0078, Fax (201) 842-0317